EX-99.h.1.iii

AMENDED AND RESTATED SCHEDULE B TO SHAREHOLDER SERVICES AGREEMENT

(the Shareholder Services Agreement is the “Agreement”)

COMPENSATION SCHEDULE

EFFECTIVE JULY 1, 2018

DELAWARE FUNDS BY MACQUARIE

1.	All retail Series (the “Retail Series”) (includes the Delaware REIT Fund of Delaware Pooled Trust (“DPT”), but does not include the other Series of DPT or any Series of Delaware VIP Trust (“VIP”)). The compensation payable to Delaware Investments Fund Services Company (“DIFSC”) for providing services to each Series of the Trust will be at the annual rates set forth in the table below based on the average daily net assets of each Series:

Aggregate Assets of the Retail Series	DIFSC Transfer Agency Fee
Up to $20 billion	0.0140%
From $20 - $25 billion	0.0110%
From $25 - $30 billion	0.0070%
From $30 - $50 billion	0.0050%
Over $50 billion	0.0025%

DIFSC will bill, and the Trust will pay, such compensation monthly. In addition, DIFSC shall be entitled to reimbursement of out-of-pocket expenses paid on behalf of the Trust.

2.	DPT and VIP (except the Delaware REIT Fund of DPT). DIFSC’s compensation for providing services to the Series will be 0.0075% of average daily net assets per Series annually. DIFSC will bill, and the Trust will pay, such compensation monthly. In addition, DIFSC shall be entitled to reimbursement of out-of-pocket expenses paid on behalf of the Trust.

3.	All Trusts. The Trust will bear its allocable portion of all third party transfer agent fees and expenses, including expenses related to sub-transfer agency services provided by BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) and omnibus fees and networking fees that are charged by third party financial intermediaries. DIFSC is the Trust’s operational interface with a variety of third party administrators, banks, trust companies, and other organizations that provide retirement administration, trust or other collective services to the Trust’s shareholders. Sub-transfer agency fees (or similar fees) related to such relationships on a retirement processing system will be passed on to the Trust at cost, without markup, and such fees will be allocated among all share classes except Class R6 (which does not pay sub-transfer agency or similar fees outside of the Sub-TA Agreement with BNY Mellon noted below) in accordance with the Trust’s then-current Multiple Class Plan pursuant to Rule 18f-3 of the Investment Company Act of 1940, as amended.

4.	If during the term of the Sub-Transfer Agency and Shareholder Services Agreement between DIFSC and BNY Mellon (the “Sub-TA Agreement”) the Trust (i) terminates the Agreement other than “for cause” (defined herein as a termination based on DIFSC’s material and systemic failure to provide (or arrange for the provision of) the services under the Agreement in a commercially reasonable manner as determined by reference to quarterly performance reports); and (ii) enters into a new transfer agency service agreement with a transfer agency service provider other than BNY Mellon, then the Trust shall bear: (a) its deconversion expenses associated with the transmittal of Series data to the successor service provider; and (b) the portion of the liquidated damages relating to the Trust that are payable to BNY Mellon in connection with a wrongful termination of the Sub-TA Agreement by the Trust.

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND	DELAWARE FUNDS BY MACQUARIE, on
SERVICES COMPANY	behalf of the registered investment companies
listed on Attachment A

By: /s/ Stephen J. Busch	By: /s/ Shawn K. Lytle

Name: Stephen J. Busch	Name: Shawn K. Lytle

Title: Senior Vice President	Title: President and Chief Executive Officer

ATTACHMENT A

TO

AMENDED AND RESTATED SCHEDULE B TO SHAREHOLDER SERVICES AGREEMENT

COMPENSATION SCHEDULE

INVESTMENT COMPANY PARTIES TO AGREEMENT*

Delaware Group Adviser Funds
Delaware Group Cash Reserve
Delaware Group Equity Funds I
Delaware Group Equity Funds II
Delaware Group Equity Funds IV
Delaware Group Equity Funds V
Delaware Group Foundation Funds
Delaware Group Global & International Funds
Delaware Group Government Fund
Delaware Group Income Funds
Delaware Group Limited-Term Government Funds
Delaware Group State Tax-Free Income Trust
Delaware Group Tax-Free Fund	Delaware Pooled Trust Delaware VIP Trust Voyageur Insured Funds Voyageur Intermediate Tax Free Funds Voyageur Mutual Funds Voyageur Mutual Funds II Voyageur Mutual Funds III Voyageur Tax Free Funds

* Each Investment Company Party is a Trust.